Exhibit 10.10

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This license agreement (this "Agreement") is made and is effective as of April 25, 2012 (the "Effective Date") between The UAB Research Foundation ("UABRF") and Complexa, Inc. (the "Licensee").

RECITALS

WHEREAS, UABRF, by and through its authority as the lead institution under an Inter Institutional Agreement (the "IIA") with the University of Oregon, Morehouse School of Medicine, and Cardiff University and their Affiliates ("Other Owners") holds all right to transfer all rights, title and interest in the intellectual property described in UABRF intellectual property disclosure numbered U2003-0061, entitled "Cell Signaling by Nitrated Hydrocarbons"  which was developed by inventor employees from UABRF and Other Owners, which are Bruce Freeman et al., UABRF; Valerie O'Donell, Cardiff University; Eugene Chen, Morehouse School of Medicine; and Bruce Branchaud, University of Oregon ("Inventors").

WHEREAS UABRF and Other Owners own all right, title, and interest to inventions made by University personnel during the course of their employment. UABRF and Other Owners entered into and duly authorized the IIA dated February 28, 2012 which gives UABRF full authority to negotiate and grant exclusive licenses for the commercial development and exploitation of their jointly owned patent and intellectual property rights in the abovementioned intellectual property disclosures.

WHEREAS, the Licensee, a company engaged in the area of drug design and discovery, desires to obtain a license to the Licensed Patents upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises described above and the mutual promises and agreements set forth in this Agreement, the Parties agree as set forth below.

ARTICLE 1

DEFINITIONS

The Definitions used in this Agreement are set forth below.

1.1

"Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with a Party. "Control" means (i) the beneficial ownership of at least fifty percent (50%) of the voting securities of a Person with voting equity, or (ii) the power to direct or cause the direction of the management or policies of a Person.

1.2	"Agreement" means this agreement, as amended from time to time in accordance with the terms and conditions set forth in this agreement.
1.3	"Applicable Law" means all laws, statutes and regulations promulgated by all Regulatory Authorities and all Governmental Authorities.
1.4	"Development and Commercialization Plan" means development, manufacturing, marketing and commercialization activities proposed to be undertaken by the Licensee with respect to the Licensed Patents as set forth on attached Exhibit B.
1.5

"Disclaimed Licensed Patent(s)" means any Licensed Patent in respect of which the Licensee decides not to pursue protective rights, undertake, or be responsible for, the payment of Procurement Expenses, as described in Section 4.1(d) of this Agreement.

1.6	"First Commercial Sale" means the first Sale of a Licensed Product to a Third Party.
1.7

"For Value" means any consideration, remuneration or benefit of any kind, whether received directly or indirectly, including, but not limited to, cash, equity, debt, preferential treatment, including waiver, rebate, discount, etc.

1.8

"Governmental Authorities" means, with respect to each country or jurisdiction, all legislative and governmental authorities, bodies, commissions, agencies or other instrumentalities of such country or jurisdiction.

1.9	"Infringement Notice" is defined in Section 7.1 of this Agreement.
1.10	"Inventors" are defined in the first two recitals of this Agreement.
1.11

"Licensed Field of Use" means human therapeutics and diagnostics, including any and all uses incidental to human prophylactic and therapeutic applications, applications in veterinary medicine and commercial laboratory research applications for human prophylactic or therapeutic use.

1.12

"Licensed Patents" means (a) the patents and/or patent applications set forth on attached Exhibit A, (b) any foreign patent applications based thereon, (c) all patents proceeding from such domestic and foreign patent applications, (d) all claims of continuations-in-part that are entitled to the benefit of the priority date of the parent Licensed Patent and are enabled by subject matter that is disclosed in the parent Licensed Patent, and (e) all divisionals, continuations, reissues, reexaminations and extensions of any patent or patent application described in (a) - (d) above. Licensed Patents does not include any patent and/or patent application that relates to a Disclaimed Licensed Patent.

1.13

"Licensed Product" means any product or part thereof, process or service, the development, manufacture, use, import, export, offer for sale or sale of which, but for this Agreement, would infringe a Valid Patent Claim set forth in any Licensed Patent.

1.14	"Licensed Territory" means worldwide.
1.15	"Management Activities" means any and all Procurement Activities and any other steps deemed necessary and reasonable to commercialize the Disclaimed Licensed Patents.

1.16

"Net Sales" means the gross amount set forth on the invoice relating to any Sale of a Licensed Product, less [**]. Where a Licensed Product is not used, transferred or exchanged For Value, the Net Sales will be [**].   Where there is no comparable sale or transfer For Value, the Net Sale will be [**].

1.17

"Non-Commercial Research Purposes" means any use and practice solely for academic research and/or educational purposes and not for any commercial or for-profit purposes, whether directly or indirectly.

1.18

"Non-Royalty Income" means anything received by Licensee For Value in lieu of a royalty payment associated with product sales and made directly in connection with a grant of rights to a Third Party to sell or offer for sale Licensed Products, including, but not limited to, fees and advances. For clarity purposes, Non-Royalty Income shall not include any consideration received by Licensee For Value from a Third Party in connection with a merger, sale of assets or otherwise, of all or substantially all of the business of the Licensee to which the subject matter of this Agreement relates; and Non Royalty Income shall not include any consideration received by Licensee For Value made directly in connection with a grant of rights to a Third Party to sell or offer for sale Licensed Products when such consideration  is in addition to a running royalty payment by the Third Party on the sale of Licensed Products.

1.19	"Parties" means UABRF and the Licensee and each of them individually is a "Party."
1.20	"Person" means an individual, corporation, partnership, trust, business trust, association or any other entity with a separate legal identity, including the Parties.
1.21	"Proprietary Information" is defined in Section 8.4.
1.22

"Procurement Activities" means all actions deemed necessary and desirable to procure the Licensed Patents, including, but not limited to, obtaining, filing for, securing, pursuing, prosecuting, continuing or maintaining, and defending the patents and patent applications within the Licensed Patents.

1.23

"Procurement Expenses" means all legal fees, costs and expenses reasonably incurred by UABRF in the performance of the Procurement Activities, such fees, costs and expenses to be documented by written invoice.

1.24

"Regulatory Authority" means, with respect to any particular country or jurisdiction, the Governmental Authority with the primary responsibility for the evaluation or approval of diagnostic or therapeutic drug products before such products can be tested, marketed, promoted, distributed or sold in such country, including Governmental Authorities that have jurisdiction over the pricing of such products. The term Regulatory Authority includes the Food and Drug Administration of the United States.

1.25	"Representative(s)" means, with respect to each Party, all trustees, directors, officers, employees, agents and advisors.
1.26

"Sale or Sales" means any use, transfer or exchange, For Value or otherwise, of a Licensed Product.  Sales include all Sales by the Licensee, and its Sublicensees and include any transfer by the Licensee or a Sublicensee to an Affiliate or sublicensee where there is no subsequent Sale (i.e., the Licensed Product is not further resold or transferred). For the avoidance of doubt, Sales shall not be deemed to include (a) any transfer by the Licensee or a Sublicensee to an Affiliate or Sublicensee where there is a subsequent Sale of the Licensed Product; only the subsequent Sale is used to calculate any amount due, (b) the use, performance or provision of a Licensed Product for research and development purposes, or (c) reasonable distributions as samples or given as donations for indigent use.

1.27	"Sublicensee" means a Person to whom the Licensee has granted a sublicense pursuant to Section 2.5 of this Agreement.
1.28	"Term" is defined in Section 10.1.
1.29	"Third Party" means any Person other than the Parties and their Affiliates.
1.30	"United States" means the United States of America.
1.31	"United States Government" means the Federal Government of the United States.
1.32

"Valid Patent Claim" means an issued and unexpired patent claim included within the Licensed Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, to which an appeal has not or cannot be taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

GRANT OF LICENSE

2.1Grant of License. Subject to the terms and upon the conditions set forth in this Agreement, UABRF hereby grants to the Licensee an exclusive right and license, subject to UABRF's rights in Section 2.3, to (a) practice and fully exploit, including the right to enforce as set forth in Article 7, the Licensed Patents and (b) make, have made, develop, use, lease, offer to sell, sell, import and export Licensed Products, within the Licensed Field of Use in the Licensed Territory during the Term. The Licensee may transfer its rights under this Agreement to an Affiliate, provided such Affiliate assumes all of the obligations of the Licensee under this Agreement, or as otherwise provided in this Agreement under Section 12.5.

2.2Rights of the United States Government. It is understood that a United States Governmental Authority (National Heart, Lung, and Blood Institute - Grant Number HL0581 l 5) has funded research, during the course of or under which the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a non exclusive, non-transferable, paid-up license to practice or have practiced and use the Licensed Patents for governmental purposes. The Licensee acknowledges that the rights and license granted to it pursuant to this Agreement are subject to any and all rights of the United States Government.

2.3Reservation of Rights by UABRF, its Affiliates, and the Other Owners. UABRF reserves the right, for itself, for its Affiliates, and for the Other Owners, to:

(a)	practice and use, and to permit its Representatives to practice and use, the Licensed Patents for Non-Commercial Research Purposes;
(b)

grant to non-profit academic, educational or research institutions and governmental agencies, non-exclusive, royalty-free licenses to make and use the Licensed Patents for Non-Commercial Research Purposes;

(c)	permit their respective Representatives to disseminate and publish scientific findings from research related to the Licensed Patents, subject to Section 8.2; and
(d)	license the Licensed Patents to Third Parties for applications and uses outside of the Field of Use.

2.4Title Remains with UABRF and Other Owners. All title in and to the Licensed Patents remains with UABRF and Other Owners. Except as provided in this Agreement, no express or implied licenses with respect to the Licensed Patents or any other rights are transferred  or granted to the Licensee by implication, estoppel or otherwise.

2.5Right to Grant Sublicenses. The Licensee has the right to grant sublicenses to any Person under this Agreement on the following terms and conditions:

(a)

the execution of a sublicense shall not in any way diminish, reduce or eliminate any of the Licensee's obligations under this Agreement, and the Licensee shall remain primarily liable for such obligations and any breach of any provision of this Agreement by a Sublicensee;

(b)

sublicenses may not be granted to Persons who are Affiliates of the Licensee, or who are otherwise immediate family members of, or controlled by the immediate family members of, Persons who control the Licensee;

(c)	the Licensee shall obtain UABRF's prior written consent of all sublicense agreements, which consent shall not be unreasonably withheld, conditioned or delayed;
(d)	any sublicense so granted is limited to the Licensed Field of Use;
(e)	any sublicense so granted shall be subject and subordinate to, and consistent with, the terms of this Agreement;
(f)	the Licensee may not sublicense the right to prosecute the Licensed Patents to a Sublicensee;
(g)

any sublicense shall also provide that, in the event this Agreement is terminated or upon the expiration of the Term, such sublicenses shall automatically become a direct license with UABRF on the terms stated therein;

(h)

all sublicenses are to be For Value and the Licensee shall not receive from a Sublicensee anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the prior written consent of UABRF;

(i)	the Licensee shall provide UABRF with a copy of any such sublicense granted by it under this Agreement within [**] of the execution of the sublicense;
(j)

all such copies of sublicense agreements may be redacted to exclude confidential scientific information and other information required by the Sublicensee to be kept confidential, provided that all relevant financial terms and information shall be retained and shall not be redacted; the disclosure of sublicense agreements to UABRF shall be subject to the confidentiality obligations set forth in this Agreement;

(k)	UABRF is a third party beneficiary to each sublicense and each agreement evidencing a sublicensing arrangement shall include a statement and an acknowledgement by the Sublicensee to this effect; and

(l)

Sublicensees are prohibited from further sublicensing the Sublicensee's rights to any other Person without the prior written consent of UABRF, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1Development and Commercialization Plan. During the Term, the Licensee shall use commercially reasonable efforts to develop, manufacture, commercialize and market a Licensed Product in accordance with the procedures and practices that are usual and customary for similar technologies and industries. The Parties acknowledge that the Licensee has provided to UABRF the Development and Commercialization Plan set forth on attached Exhibit B which sets forth its current development and commercialization objectives. The Parties further acknowledge and agree that the Development and Commercialization Plan is, and the development and commercialization milestones set forth therein are reasonable.

3.2Amendment of Development and Commercialization Plan. All variations and deviations from and changes to the Development and Commercialization Plan must be expressly approved in writing by UABRF, such approval not to be unreasonably withheld, conditioned or delayed.

3.3Development and Commercialization Report. The Licensee shall provide UABRF, [**], with written progress reports detailing the activities of the Licensee relating to the Development and Commercialization Plan. As a general guide, each such report shall provide information regarding the accomplishments and progress made by the Licensee during the prior reporting period and the objectives and goals to be reached during the forthcoming reporting period. The Licensee will thereafter provide such reports to UABRF on an annual basis on the anniversary of the Effective Date.

3.4Regulatory Approvals. With respect to each Licensed Product, and to the extent regulatory approval is required, the Licensee shall use commercially reasonable efforts to obtain the approval of each applicable Regulatory Authority prior to the First Commercial Sale in each country/jurisdiction in which the Licensee intends to sell Licensed Products.

3.5Patent Markings. The Licensee shall ensure that each Licensed Product manufactured and/or sold in the United States shall bear patent markings that meet all applicable requirements of 35 U.S.C. §287, as amended from time to time. All Licensed Products manufactured and/or sold outside of the United States shall be marked in such a manner as to conform to the Applicable Law of such country/jurisdiction.

3.6Manufacturing in the United States. The Licensee shall use [**] to substantially manufacture in the United States any Licensed Products sold in the United States.

ARTICLE 4

PROCUREMENT OF THE  LICENSED PATENTS; PA TENT PROSECUTION

4.1Future Procurement Activities.

(a)

UABRF Retains Primary Responsibility. Subject to the terms and conditions set forth in this Agreement, UABRF shall, from the Effective Date, continue to be primarily responsible for undertaking all Procurement Activities relating to the Licensed Patents. UABRF shall, subject to consultation with the Licensee, select such legal counsel as it in its sole discretion deems appropriate to assist it in this process.

(b)	Co-operation of the Licensee. The Licensee shall use commercially reasonable efforts to co-operate with UABRF and its designated legal counsel in connection with the Procurement Activities.
(c)

Consultation with the Licensee.  UABRF shall, and shall cause its designated legal counsel to, consult with the Licensee in connection with such Procurement Activities and the Licensee shall be given reasonable opportunity to discuss, advise and review issues with UABRF and its designated legal counsel in connection therewith. UABRF shall, and shall cause its designated legal counsel to, consider the Licensee's comments and suggestions prior to taking any material actions with respect to the Procurement Activities and will take all Procurement Actions reasonably suggested by the Licensee. UABRF will authorize the Licensee to communicate directly with UABRF's designated legal counsel.

(d)

Disclaimed Licensed Patents. The Licensee may, at any time during the Term, provide at least [**] written notice to UABRF that it no longer wishes to be responsible for the Procurement Expenses in connection with one or more Licensed Patents. In such cases, (i) the Licensee shall continue to be responsible for all Procurement Expenses incurred in connection therewith until the expiration of such [**] notice period and thereafter shall not be responsible for such expenses and (ii) the Licensed Patent(s) so affected shall no longer be deemed to be licensed to the Licensee and shall be deemed to have been disclaimed by the Licensee (each, a "Disclaimed Licensed Patent"), (iii) the Licensee shall forfeit and shall no longer have any rights or obligations with respect thereto and (iv) Exhibit A shall be amended accordingly to delete the affected Licensed Patent(s).

4.2Information to the Licensee. UABRF shall provide copies of all patent applications and all filings, correspondence and other related documentation pertaining to prosecutorial matters arising from the Protection Activities, including, but not limited to, all office actions, requests for examinations and restriction requirements.

ARTICLE 5

FINANCIAL TERMS

5.1Accrued Procurement Expenses. Within one (1) year of the Effective Date, the Licensee shall reimburse UABRF for all Procurement Expenses incurred prior to the Effective Date.

5.2Future Procurement Expenses. During the Term and with respect to each Licensed Patent, other than Disclaimed Licensed Patents, the Licensee will be financially responsible for the payment of all Procurement Expenses incurred after the Effective Date. The Licensee shall pay such amounts to UABRF within [**] of receipt of an invoice for the same from UABRF. UABRF shall be responsible for all Procurement Expenses incurred in connection with each Disclaimed Licensed Patent in countries/jurisdictions not designated by the Licensee pursuant to Section 4.1(d) above

5.3License Fee. On or before the Effective Date, the Licensee shall pay to UABRF a non refundable, non-creditable license fee of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00).

5.4Milestone Payments. Within [**] of the receipt, by Licensee, of the approval of an NDA from the United States Food and Drug Administration (the "FDA"), or an equivalent approval from any other Regulatory Authority authorized to issue such approvals in markets other than the United States, for the first Licensed Product, Licensee shall make a one-time payment of [**] to UABRF.

5.5Patent Issue Fee: Upon the first issuance of any Licensed Patent, a divisional, continuation, continuation-in part, reissues, or foreign counterparts, any claim of which covers a Licensed Product, Licensee shall pay a one-time, non-creditable, non-refundable License Issue Fee of FIFTEEN THOUSAND DOLLARS ($15,000.00), which shall be paid to UABRF no later than December 1, 2013. This provision will apply only once and only to the first issued Licensed Patent.

5.6Running Royalty Payments. During the Term and with respect to each country or jurisdiction within the Licensed Territory, the Licensee shall pay to UABRF a continuing royalty of [**] on all Net Sales arising in such country/jurisdiction until the expiration of the last Valid Patent Claim in that country/jurisdiction. All amounts owing to UABRF under this Section 5.6 shall be paid on a quarterly basis, on or before the [**] following the end of the calendar quarter in which such amounts were earned. If Licensee is compelled to take a license from a Third Party in order to bring Licensed Product to market, the royalty due to UABRF shall be reduced by no more than [**] to offset royalties due to such Third Party or Third Parties. For clarification, regardless of the number of Third Party licenses, Licensee is compelled to enter into to bring Licensed Product to market, the royalty payments due to UABRF under this Section 5.6 will never be reduced to lower than [**] of Net Sales made by Licensee, Sublicensees, or Affiliates.

Licensee will notify UABRF immediately after Licensee's obligation to pay royalties to a Third Party under a valid license agreement in place between the Licensee and the Third Party is triggered and will provide UABRF with a copy of such license which may be redacted for other proprietary matters, but which contains the full royalty agreement between Licensee and the Third Party.

5.7Minimum Royalty Payments. Beginning on [**] of this Agreement, the Licensee shall be obligated to pay minimum annual royalty payments to UABRF. In the event that the aggregate running royalty payments paid by the Licensee to UABRF pursuant to Section 5.6 above do not reach the minimum payment obligations set forth below by the date set forth below, then the Licensee shall, within [**] following each of the dates specified, pay UABRF the difference between such aggregate royalty payment actually paid to UABRF and the minimum payment set forth below. All such minimum annual royalty payments shall be nonrefundable.

Calendar Year Ending	Minimum Payment
December 1, 2014	[**]
December 1, 2015	[**]
December 1, 2016	[**]
Each calendar year thereafter during the Term	[**]

All running royalty payments paid by the Licensee to UABRF during any one calendar  year shall be credited against the minimum annual payment due to be paid by December 1 of that calendar year. Running royalties paid in any one calendar year may not be carried forward to be credited against the minimum annual royalty payment due in any subsequent calendar year. All such minimum annual royalty payments shall be nonrefundable.  Upon the expiration of the Term or earlier termination of this Agreement, any minimum royalties shall  be pro-rated  as of the date of termination or expiration by the number of days elapsed in the applicable twelve- (12-) month period.

5.8Royalty Reports. Commencing with the first day of the calendar quarter following the calendar quarter in which the obligation of the Licensee to pay running royalty payments pursuant to Section 5.7 of this Agreement  is triggered,  the Licensee shall provide to UABRF a written report setting forth all applicable information specified in Exhibit E, which such report shall accompany the payment of all running royalties due to be paid to UABRF by the Licensee with respect to the preceding calendar quarter. Reports furnished must include the calculation of running royalties by Licensed Product and by country/jurisdiction and must include the rate of currency conversion and the date such conversion was calculated as described in Section 5.13 of this Agreement, all in substantially the format set forth in Exhibit E. If the Licensee is required to pay an annual minimum royalty payment, at the time such payment is made, the Licensee shall also furnish a written report providing, to the extent not already provided  to UABRF, all of the information required to be set forth in the quarterly reports discussed above and the additional amount being paid by the Licensee which accompanies the report, being the difference between aggregate running royalty payment actually paid to UABRF in that calendar year and the minimum payment required to be paid.

5.9Non-Royalty Income. The Licensee shall not receive any Non-Royalty Income without the prior written consent of UABRF, which such consent shall not be unreasonably withheld, conditioned or delayed. All Non-Royalty Income received by Licensee during the Term [**]. All such payments shall be accompanied by a written notification of the nature and origin of the payment, the identity of the original maker of the payment and, if the original payment was made in a foreign currency, must include the rate of currency conversion and the date such conversion was calculated as described  in Section  5.14 of this Agreement.  In the event that the Licensee receives Non-Royalty Income that is not cash or a cash equivalent, the percentage of non-cash payments shall be calculated as percentage of the then current fair market value of such non-cash consideration.

5.10Royalty Payments from Sublicensees.   The Licensee shall pay to UABRF an amount equal to that which the Licensee would have been required to pay to UABRF had the Licensee effected the Sales actually effected by the Sublicensee.

5.11Address for Payments. Except as otherwise directed by UABRF, all amounts due to be paid by the Licensee to UABRF pursuant to this Agreement shall be paid to UABRF at the address set forth below its signature on the signature page of this Agreement.

5.12Late Payment Penalty. The balance of any amount which remains unpaid more than [**] after it is due to UABRF shall accrue interest until paid at the rate equal to the lesser of [**] per calendar month or the maximum amount allowed under Applicable Law. However, in no event shall this interest provision be construed as a grant of permission for payment delays.

5.13Currency Conversion. All amounts due to be paid to UABRF pursuant to this Agreement shall be made in United States dollars.  Any and all amounts received  by the Licensee or generated in foreign currency shall be converted into United States dollars at the official rate of exchange from such currency to United States dollars at the rate quoted in the Wall Street Journal (United States edition) for the last business day of the calendar quarter in which running royalties are due and payable to UABRF or on a business day no earlier than [**] before payment is made to UABRF.

5.14Foreign Taxes. UABRF is exempt from paying income taxes under United States law; therefore, all payments under this Agreement shall be made without deduction for taxes, assessments or other charges of any kind which may be imposed on UABRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UABRF pursuant to this Agreement. All such taxes, assessments or other charges shall be assumed by the Licensee.

ARTICLE 6

RECORDKEEPING AND AUDIT RIGHTS

6.1Books and Records. The Licensee shall keep complete and accurate books, accounts and other records and documentation necessary to ascertain all transactions and events pursuant to which payments due to UABRF pursuant to this Agreement arise and are accrued and to verify the accuracy and completeness of such amounts. All such books, accounts and other records and documentation shall be kept at the Licensee's principal place of business for a period of not less than [**] following the end of the calendar year to which they pertain.

6.2Right to Audit. UABRF shall have the right to have the Licensee's books and records audited, at UABRF's expense, by a qualified, independent accounting firm of its choosing, under appropriate confidentiality provisions such as those set forth in Section 8.4 of this Agreement, to ascertain the accuracy of the reports and payments due to UABRF under this Agreement and compliance by the Licensee, its Affiliates and its Sublicensees with their obligations pursuant to this Agreement and any sublicense. Such audit shall be conducted on [**] advance notice during normal business hours and in a manner that does not interfere unreasonably with the Licensee's business but not more than [**]. If any such examination reveals that the Licensee has underpaid or underreported any amount due under this Agreement to UABRF for any calendar quarter examined, the Licensee shall immediately pay to UABRF the amount so underpaid or underreported.

6.3Reimbursement of Cost of Audit. If any such examination reveals that the Licensee has underpaid or underreported any amount due under this Agreement to UABRF by more than [**] for any calendar quarter examined, the Licensee shall immediately reimburse UABRF the full costs and expenses incurred by it with respect to the audit.

ARTICLE 7

INFRINGEMENT; ENFORCEMENT

7.1Notification of Infringement. During the Term, each Party shall provide prompt written notice to the other Party of any actual infringement or suspected/potential infringement of the Licensed Patents of which such Party is or becomes aware and shall provide, to the extent reasonable and practicable, any available evidence of such infringement by a Third Party (an "Infringement Notice").

7.2Licensee Right to Pursue/Prosecute. During the Term, the Licensee shall have the first right, but not the obligation, to resolve, in the Licensed Field of Use and in the Licensed Territory, any suspected/potential infringement and prosecute any infringement of any Licensed Patents, in its own name and at its own expense, provided:

(a)	the affected Licensed Patents remains exclusively licensed to the Licensee and is not a Disclaimed Licensed Patent;
(b)	the claim relates to a Valid Patent Claim; and
(c)	the Licensee remains in compliance, in all material respects, with its obligations under this Agreement.

Before the Licensee commences an action with respect to any infringement or potential infringement, it shall give careful consideration to the views of UABRF and the potential effects on the public interest in making its decision whether or not to sue. UABRF and the Other Owners shall use their best efforts to co-operate with the Licensee in connection with any remedial action undertaken by the Licensee and shall be responsible for the costs and expenses incurred by it and for those costs and expenses incurred by it at the reasonable request of the Licensee with respect to such co-operation.

7.3Control of Suit; Joinder; Expenses.

(a)

Initiated by the Licensee. If the Licensee wishes to commence a lawsuit, it must do so within [**] following the date of the relevant Infringement Notice and it shall bear all costs and expenses incurred by it in connection with such lawsuit. UABRF and the Other Owners shall use its best efforts to co operate with the Licensee in connection with such lawsuit and shall be responsible for the costs and expenses incurred by it and for those costs and expenses incurred by it at the reasonable request of the Licensee with respect to such co-operation.

(b)

Initiated by UABRF. If the Licensee elects not to exercise its right to commence, or fails to commence, an action within [**] of the date of the relevant Infringement Notice, UABRF may do so at its own expense, and shall retain sole control over the direction of such lawsuit.  The Licensee shall co-operate fully with UABRF in connection with such lawsuit and shall be responsible for the costs and expenses incurred by it with respect to such co-operation. If UABRF files an infringement lawsuit, the Licensee may not thereafter commence a lawsuit against the same infringing party with respect to the same acts of infringement which are the subject of UABRF's lawsuit or with respect to which settlement is reached by the infringing party and UABRF; however, Licensee may elect to join in as a party to any infringement lawsuit initiated by UABRF, in which case, both Parties shall jointly control the lawsuit and shall equally share the responsibility of all legal fees, costs and expenses, unless otherwise agreed to by the Parties.

(c)

Joinder by UABRF.   UABRF, to the extent permitted by Applicable Law, may elect to join in as a party to any infringement lawsuit initiated by the Licensee, in which case, both Parties shall jointly control the lawsuit and shall equally sharethe responsibility of all legal fees, costs and expenses, unless otherwise agreed to by the Parties. The Licensee may not join UABRF in as a party to any lawsuit initiated by it without the prior written consent of UABRF which such consent shall not be unreasonably withheld, conditioned or delayed and without prior written agreement between the Parties as to the responsibility between the Parties for all costs and expenses incurred by the Parties. If UABRF is involuntarily joined as a party to a lawsuit initiated by the Licensee, the Licensee shall pay all legal fees, costs and expenses incurred by UABRF arising out of such joinder and participation, including, but not limited to legal fees, costs and expenses reasonably incurred by legal counsel selected and retained by UABRF to represent it in such lawsuit. While UABRF remains a party to any infringement lawsuit initiated by the Licensee, UABRF may not thereafter commence a lawsuit against the same infringing party with respect to the same acts of infringement which are the subject of the Licensee's lawsuit or with respect to which settlement is reached by the infringing party, the Licensee and UABRF.

7.4Settlement. The Licensee may not settle, enter into a consent judgment or other voluntary final disposition of any lawsuit initiated by it or to which it is a party without the prior written consent of UABRF, which consent shall not be unreasonably withheld, conditioned or delayed. Neither Party may settle or otherwise dispose of any lawsuit to which it is a party, which admits liability on the part of the other Party or which requires the other Party to pay money damages nor issue a formal statement without such other Party's prior written consent.

7.5Recoveries.

(a)

Lawsuit initiated by the Licensee and in which only the Licensee is a party. With respect to any lawsuit commenced by the Licensee pursuant to Section 7.3(a) above and in which UABRF is not a party, any recovery of damages shall first be applied in satisfaction of the costs and expenses incurred by the Licensee in bringing such lawsuit, including attorneys' fees, provided they are reasonably incurred, and any balance shall be treated as Net Sales in accordance with Section

5.6 of this Agreement.

(b)	Lawsuit initiated by the Licensee and in which UABRF ioins.
(i)

With respect to any lawsuit commenced by the Licensee pursuant to Section 7.3(a) above and in which UABRF is involuntarily joined as a party, any recovery of damages shall first be applied in satisfaction of the costs and expenses incurred by the Licensee and UABRF in bringing such lawsuit, including attorneys' fees, provided they are reasonably incurred (which such costs and expenses shall include all costs and expenses incurred by UABRF arising out of such joinder and participation, including, but not limited to legal fees and expenses reasonably incurred by legal counsel selected and retained by UABRF to represent it in such lawsuit), and any balance shall be treated as Net Sales in accordance with Section 5.6 of this Agreement.

(ii)

With respect to any lawsuit commenced by the Licensee pursuant to Section 7.3(a) above and in which  UABRF voluntarily joins as a party, any recovery of damages (whether compensatory or punitive in nature) shall first be applied, pro rata, in satisfaction of the costs and expenses incurred by the Parties in bringing such lawsuit, including attorneys' fees, provided they are reasonably incurred, and any balance shall be treated as Net Sales in accordance with Section 5.6 of this Agreement.

(c)

Lawsuit initiated by UABRF and in which only UABRF is a party.  With respect to any lawsuit commenced by UABRF pursuant to Section 7.3(b) above and in which Licensee is not a party, all recoveries of damages shall belong to UABRF. Furthermore, the Licensee shall pay over to UABRF any payments (whether or not designated as "royalties") made by the alleged infringer to the Licensee under any existing or future sublicense authorizing Licensed Products, up to the amount of UABRF's unreimbursed litigation expenses (including, but not limited to, reasonable attorneys' fees).

(d)

Lawsuit initiated by UABRF and in which Licensee ioins. With respect to any lawsuit commenced by UABRF pursuant to Section 7.3(b) above and in which Licensee joins as a party, any recovery of damages (whether compensatory or punitive in nature) shall first be applied, pro rata, in satisfaction of the costs and expenses incurred by the Parties in bringing such lawsuit, including attorneys' fees, provided they are reasonably incurred, and any balance shall be shared [**] UABRF and [**] Licensee.

7.6Inapplicability of Licensee's Rights. Notwithstanding Sections 7.1 -7.5 above, the rights and obligations of the Licensee under this article shall not apply to any Disclaimed Licensed Patent.

ARTICLE 8

OTHER COVENANTS AND AGREEMENTS

8.1Use of Names. No Party may, without the prior written consent of the other Party:

(i)

use (a) the name of the other Party or its Affiliates, if applicable, (b) the name or image of any Representative of the other Party, or (c) any trade-name, trademark, trade device, service mark, symbol, image, icon, abbreviation, contraction or simulation thereof owned by the other Party in any publication, advertising or sales promotional material, press release or in any marketing or advertising documentation or material; or

(ii)

represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made m accordance with or utilizes the information or documents of the other Party.

Notwithstanding the above, the Licensee may disclose that it has received a license from UABRF in connection with any Licensed Product, and either Party may use the name of the other Party to the extent such use is reasonably necessary for complying with Applicable Law.

8.2Publications. In furtherance of the rights reserved in Section 2.3(c) of this Agreement, UABRF or its Affiliates shall submit the proposed publication or disclosure to the Licensee at least [**] prior to submission for publication or disclosure to allow the Licensee to review the matter for disclosure of Proprietary Information of the Licensee. The Licensee shall have [**] from its receipt of such proposed publication or disclosure to review and to provide written notice to UABRF or its Affiliate who provided the submission requiring removal of the Licensee's Proprietary Information and UABRF or its Affiliate shall remove the Licensee's Proprietary Information prior to publication or disclosure. If the Licensee does not provide written notice of such request to UABRF or its Affiliate who provided the submission within [**] after receipt of the proposed publication or disclosure from UABRF or its Affiliate, UABRF or its Affiliate shall be free to publish or disclose to third parties the proposed publication or disclosure without further obligation to the Licensee.

8.3Insurance Coverage. Prior to commencing any Clinical Trial and thereafter during the Term, the Licensee shall cause to be in effect through purchase from a reputable insurance company or, upon the consent of UABRF, through a self-insurance program, at its sole expense, shall maintain "occurrence based type" liability insurance coverage or, if the Licensee is unable to obtain "occurrence based type" liability insurance, a "claims made type" liability insurance coverage (with at least [**] tail coverage). Such insurance coverage shall include a contractual endorsement providing coverage for all liability which may be incurred in connection with this Agreement, including, but not limited to general liability and products liability, and such other type of insurance coverage required by Applicable Law or which it deems necessary to enable the Licensee to perform its obligations under this Agreement. All such insurance coverage shall list UABRF and Other Owners as additional insureds. The Licensee shall provide evidence of such insurance coverage to UABRF upon the reasonable request of UABRF.  All such insurance coverage shall require the insurance provider, or in the case of a self insurance program, the Licensee, to provide UABRF with at least [**] prior written notice of any change in the terms or cancellation of coverage.

8.4Confidentiality.

(a)	Exchange of Proprietary Information. The Parties acknowledge that during the Term they are likely to share information with each other that they each consider to be confidential and proprietary ("Proprietary Information"). For the purposes of this Agreement, the Party that discloses Proprietary Information shall be referred to as the "Disclosing Party" and the Party receiving the Proprietary Information, the Receiving Party.

(b)

Nature of Proprietary Information. The Parties agree that all information that is provided to the other Party shall be deemed to be Proprietary Information. Notwithstanding the above, the Parties specifically agree that any reports provided by the Licensee pursuant to this Agreement shall be considered Proprietary Information.

(c)

Restrictions. With respect to all Proprietary Information disclosed to it, the Receiving Party (i) shall keep it confidential (other than as permitted by this Agreement), (ii) shall store and maintain it with the same diligence and care as its own proprietary information, but no less than reasonable diligence and care, (iii) may only use it for the purpose for which it was disclosed by the Disclosing Party, (iv) may not disclose it (other than as permitted by this Agreement), (v) may not deconstruct, modify or copy it (other than as permitted by this Agreement), and (vi) may not transfer or assign it to any Third Party.

(d)

Access to the Proprietary Information. The Proprietary Information may be used by, and disclosed to, on an "as-needed" basis, the Receiving Party's Representatives. The Licensee may disclose UABRF's Proprietary Information relating to the Licensed Patents to investors, prospective investors, consultants, collaborators, sublicensees,potential assignees and other Third Parties in the chain of manufacturing and distribution, if and only if, the Licensee obtains from such recipient a written confidentiality agreement, the provisions of which are at least as protective of UABRF's Proprietary Information as these set forth in this Section 8.4. Each Party will promptly notify the other Party of any unauthorized use of or access to the other Party's Proprietary Information of which it becomes aware.

(e)

Exceptions to Confidentiality Obligation. The restrictions of confidentiality described above shall not apply to Proprietary Information (i) which as of the Effective Date or subsequent thereto is or becomes available to the public without breach of this Agreement, (ii) if it is lawfully obtained from a Third Party not bound by similar confidentiality and use restrictions and obligations, (iii) if it is known by the Receiving Party prior to disclosure as evidenced by contemporaneous records, or (iv) if it is at any time developed by the Receiving Party independently of any disclosure made pursuant to this Agreement as evidenced by contemporaneous records. In addition, the confidentiality obligations shall not apply to the Receiving Party if the Receiving Party is legally required by applicable law, court order or Governmental Authority to disclose the Information, provided the Receiving Party discloses only the minimum to comply and, if possible and in light of the circumstances, provides reasonable prior notice to the Disclosing Party to enable it to contest the requirement or to seek a protective order.

(f)

Termination or Expiration of this Agreement. Upon the expiration of the Term, or the earlier termination of this Agreement, each Receiving Party shall, at the Disclosing Party's option and upon written notice thereof to the Receiving Party, return all Proprietary Information, copies and other tangible expressions thereof, to the Disclosing Party or provide the Disclosing Party with written notice that the Proprietary Information in its possession, or in the possession of its Representatives, has been destroyed within [**] after receipt of the Disclosing Party's written notice to the Receiving Party requiring the Receiving Party to destroy the Proprietary Information in its possession. The Receiving Party may retain one archival copy of the Information for purposes of compliance of its obligations under this Agreement.

(g)	Continuing Obligations after Termination/Expiration. The restrictions and obligations set forth in Section 8.4(c) above shall continue for [**] from the termination or expiration of this Agreement.

ARTICLE 9

TERM AND TERMINATION

9.1Term. This Agreement shall commence on the Effective Date and shall continue on a country-by-country basis until the date of expiration of the last to expire of any Valid Patent Claim (inclusive of any extensions, supplementary protection certificates or their equivalents) within the Licensed Patents, unless terminated sooner in accordance with the terms of this Agreement (the "Term").

9.2Termination by the Licensee.   The Licensee may terminate this Agreement at any time, in its sole discretion, by giving not less than ninety (90) days prior written notice to UABRF.   Upon the reasonable request of UABRF, the Licensee shall provide assistance, at UABRF's expense, to UABRF to enable UABRF to facilitate and effect the transfer of applicable information and documents in Licensee's actual possession regarding the Licensed Patents to a new licensee.

9.3Termination by UABRF. UABRF shall have the right to immediately terminate this Agreement upon the occurrence of any one or more of the following events:

(a)

if the Licensee is in material default of any provision of this Agreement or its obligations under this Agreement and such default has not been remedied within [**] after receipt of a notice to cure from UABRF;

(b)	upon the occurrence of the third separate default by the Licensee within any consecutive [**] period for failure to make payments when due under this Agreement;
(c)	if the Licensee fails to meet any of the development and commercialization milestones set forth in the Development and Commercialization Plan;
(d)

if by the end of the third (3rd) calendar year after the First Commercial Sale occurred, [**] of the minimum royalty payment described in Section 5.8 of this Agreement due in that calendar year is not originating from Net Sales;

(e)

if an examination by UABRF pursuant to Section 6.2 shows an underreporting or underpayment by the Licensee in excess of [**] of any amounts due to UABRF under this Agreement in any twelve (12) month period;

(f)	if the Licensee is convicted of a felony (or similar crime in a jurisdiction outside of the United States) relating to the manufacture, use or sale of a Licensed Product; or
(g)

if the Licensee shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it, which has not been discharged, stayed or dismissed within [**] thereafter; or

(h)	if the Licensee disclaims payment of all Procurement Expenses.

9.4Effect of Termination or Expiration. Upon the termination of this Agreement or the expiration of the Term, all payments then or thereafter due to the Licensee pursuant to any sublicense shall, immediately and automatically, become owed directly to UABRF.

ARTICLE 10

COVENANTS; REPRESENTATIONS AND WARRANTIES; LIMITATIONS ON UABRF's OBLIGATIONS

10.1The Licensee.The Licensee makes the following representations and warranties to UABRF.

(a)	The Licensee is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania.
(b)	The Licensee has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
(c)

The execution, delivery and performance of this Agreement by the Licensee will not conflict with or result in a breach of, or entitle any party thereto to terminate, an agreement or instrument to which the Licensee is a party, or by which any of the Licensee's assets or properties are bound.

(d)

This Agreement has been duly authorized, executed and delivered by the Licensee and constitutes a legal, valid and binding agreement of the Licensee, enforceable against the Licensee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

(e)

The Licensee possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, to make Licensed Products, and to make and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents.

(f)	Any activity undertaken with the Licensed Patents and the Licensed Products will be conducted in compliance with all Applicable Laws.

10.2UABRF. UABRF makes the following representations and warranties to the Licensee.

(a)	UABRF is a non-profit corporation, duly incorporated, validly existing and in good standing under the laws of the State of Alabama.
(b)	UABRF has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
(c)

The execution, delivery and performance of this Agreement by UABRF does not conflict with or contravene its governing documentation, nor will the execution, delivery and performance of this Agreement by UABRF conflict with or result in a breach of, or entitle any party thereto to terminate, an agreement or instrument to which UABRF is a party, or by which any of UABRF's assets or properties are bound.

(d)

This Agreement has been duly authorized, executed and delivered by UABRF and constitutes a legal, valid and binding agreement of UABRF, enforceable against UABRF in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

(e)	UABRF has the right to grant the exclusive rights in the Licensed Patents pursuant to the license under this Agreement.

(f)

To UABRF's and the Other Owners best knowledge, UABRF and the Others Owners own all right, title and interest in the Licensed Patents and there have been no claims made against UABRF or Other Owners asserting the invalidity or non-enforceability of, or with respect to, the Licensed Patents, and UABRF and the Other Owners are not aware that any such claims exist.

(g)

The performance of Management Activities with respect to a Disclaimed Licensed Patent will not conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, this Agreement, and will not give rise to a cause of action by a Third Party against the Licensee, with respect to the remaining Licensed Patents licensed to the Licensee pursuant to this Agreement.

10.3Limitations on UABRF's Representations and Warranties. Except as set forth in this Agreement, UABRF makes no other representations or warranties of any kind. In particular, UABRF makes no express or implied warranties regarding merchantability, fitness for a particular purpose, non infringement of the intellectual property rights of third parties, validity and scope of any Licensed Patents, the capability, safety, efficacy, utility or commercial application or usefulness for any purpose of any Licensed  Patents, or that it will not grant licenses to one or more Third Parties to make, use or sell products or perform processes that may be similar to and/or compete with any Licensed Product, provided, however, that such license grant to one or more Third Parties is not otherwise inconsistent with the terms of this Agreement.

10.4No Obligation of UABRF. UABRF has no obligation to:

(a)	supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing, sale or disposition of any Licensed Product;
(b)	furnish any knowhow or other information relating to the Licensed Patents, other than as specifically provided in this Agreement; or
(c)	bring or prosecute legal action against any Person for infringement of the Licensed Patents, except as otherwise set forth in Article 7.

ARTICLE 11

LIABILITY AND INDEMNIFICATION

11.1No Liability of UABRF or the Other Owners. Neither UABRF, the Other Owners,, nor any of their Representatives have any liability whatsoever to the Licensee, or any Sublicensee or any Person for or on account of any injury, loss or damage of any kind or nature, sustained by, assessed or asserted against, or any other liability incurred by or imposed upon the Licensee, or any Sublicensee or any Person, arising out of or in connection with or resulting from:

(a)	the use of the Licensed Patents during the Term;
(b)	the production, use, practice, lease, or sale of any Licensed Product;
(c)	any advertising or other promotional activities with respect to (a) and/or (b) above; or
(d)	the Licensee's compliance with, and performance of the Licensee's representations and warranties given under, and the Licensee's obligations pursuant to, this Agreement;

provided, however, that such liability is not based upon, arising out of or otherwise relating to UABRF, the Other Owners, and/or their Representative(s)'s gross negligence or willful misconduct.

11.2Indemnification by the Licensee. The Licensee agrees to indemnify and hold UABRF, the Other Owners, and their Representatives harmless from and against any and all claims, demands, losses, costs, expenses, deficiencies, liabilities or causes of action of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) based upon, arising out of or otherwise relating to:

(a)	the use of the Licensed Patents during the Term;
(b)	the production, use, practice, lease, or sale of any Licensed Product;
(c)	any advertising or other promotional activities with respect to (a) and/or (b) above; or
(d)	the Licensee's compliance with, and performance of the Licensee's representations and warranties given under, and the Licensee's obligations pursuant to, this Agreement;

provided, however, that such claims, demands, losses, costs, expenses, deficiencies, liabilities or causes of action of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) are not based upon, arising out of or otherwise relating to UABRF, or the Other Owners, and/or their Representative(s)'s gross negligence or willful misconduct.

ARTICLE 12

MISCELLANEOUS

12.1Entire Agreement. This Agreement is the sole and entire agreement by and between the Parties regarding the subject matter set forth in this Agreement, and this Agreement supersedes all prior agreements and understandings with respect thereto. All previous negotiations, statements and preliminary instruments by the Parties with respect to the subject matter hereof are superseded by this Agreement.

12.2No Inducement. Each Party hereby acknowledges that in executing this Agreement, such Party has not been induced, persuaded or motivated by any promise or representation made by any other Party, unless expressly set forth in this Agreement.

12.3Independent Contractors. The relationship between the Parties is that of independent contractors. No Party has the authority to bind or act on behalf of the other Party without obtaining such other Party's prior written consent. The Parties do not intend to create an employer/employee relationship.

12.4No Third Party Beneficiaries. This Agreement is entered into by and among the Parties for the exclusive benefit of the Parties and their successors and permitted assignees. This Agreement is expressly not intended for the benefit of any creditor of a Party, or any other person. Except and only to the extent provided by applicable statute, no such creditor or Third Party shall have any rights under this Agreement or any other agreement between the Parties.

12.5Assignment. Neither Party shall sell, assign, transfer or otherwise dispose of this Agreement including by operation of law to a Third Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign this Agreement to a Third Party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates without the prior written consent of the other Party. Any attempted assignment of this Agreement not in compliance with the terms of this subsection will be null and void. No assignment will relieve any Party of the performance of any accrued obligation that such Party may then have pursuant to this Agreement.

12.6Amendments. Any and all modifications to this Agreement shall only be effective and binding if in writing and signed by a duly authorized representative of each Party.

12.7Notices. Any notice, request, approval or consent required to be given under this Agreement will be sufficiently given if in writing and delivered to a Party in person, by recognized overnight courier or mailed in the United States Postal Service, postage prepaid to the address appearing below such Party's signature on the last page of this Agreement, or at such other address as each Party so designates in accordance with these criteria. Notice shall be deemed effective upon receipt if delivered in person or by overnight courier or five (5) business days after mailing with the United States Postal Service.

12.8Disputes.

(a)

Equitable Relief Either Party may seek equitable and legal relief in the event of a breach or threatened breach by the other Party of its obligations under this Agreement, without the requirement to post a bond.

(b)

Internal Resolution. In the event of any dispute arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, the Parties shall try to settle such conflicts amicably between themselves. In the event that the conflict is not resolved within [**] after one Party notifies the other Party in writing concerning a dispute or conflict, then the dispute or conflict shall be referred to executive officers of each Party involved for resolving by negotiation in good faith as soon as practicable but no later than [**] after its referral.

(c)

Mediation. In the event the Parties are still unable to resolve the dispute or conflict by negotiation, the dispute or conflict may then be submitted by a Party to a mediator, mutually agreed to by the Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute.

(d)

Arbitration. If the dispute is not resolved within [**] of its submission to the mediator, either Party may submit the dispute for binding arbitration. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by UABRF, one to be appointed by the Licensee and the third to be appointed by the other two arbitrators. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration. The arbitration, including the rendering of the award, shall take place in Birmingham, Alabama and shall be the exclusive forum for resolving such dispute. The decision of the arbitrators shall be final and binding upon the Parties and the expense of the arbitration, including, without limitation, the award of attorneys' fees to the prevailing Party, shall be paid as the arbitrators determine.

12.9Rights and Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies.   Such rights and remedies are given in addition to any other rights the

Parties may have by law, statute, ordinance or otherwise.

12.10Waiver. No waiver of a provision, breach or default shall apply to any other provision or subsequent breach or default or be deemed continuous, nor will any single or partial exercise of a right or power preclude any other further exercise of any rights or remedies provided by law or equity.

12.11Severability. In the event that any covenant, condition, or other provision contained in this Agreement is determined to be invalid, void or illegal, such covenant, condition or other provision shall be deemed deleted from the Agreement and shall not affect the validity of the remaining provisions of this Agreement.

12.12Force Majeure. Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party's control, including, without limitation, labor disturbances or labor disputes of any kind; accidents; acts, omissions or delays in acting by any Governmental Authority; civil disorders; insurrections; riots; war; acts of war (whether war be declared or not); terrorism; acts of aggression; acts of God; fire; floods; earthquakes; natural disasters; energy or other conservation measures imposed by law or regulation; explosions; failure of utilities; mechanical breakdowns; material shortages; disease or other such occurrences; provided that the affected Party uses reasonable efforts to overcome or avoid the effects of such cause and continues to perform its obligations to the extent possible.

12.13Survivability. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity.

12.14Jurisdiction. The Licensee consents to the personal jurisdiction of the federal and state courts located in the State of Alabama with respect to all claims or other causes of action arising out of this Agreement.

12.15Interpretation. Whenever used in this Agreement and when required by the context, the singular number shall include the plural and the plural the singular.   Pronouns of one gender shall include all genders, masculine, feminine and neuter.

12.16Captions.  The captions as to contents of particular sections or paragraphs contained in this Agreement are inserted for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular sections or paragraphs to which they refer.

12.17Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Licensee and UABRF have each caused its duly authorized representative to execute this Agreement, effective as of the Effective Date.

UABRF The UAB Research Foundation		THE LICENSEE Complexa, Inc.

By:	/s/ David Winwood, Ph.D.	By:	/s/ Joshua M. Tarnoff
Name:	David Winwood, Ph.D.	Name:	Joshua M. Tarnoff
Title:	CEO, UABRF	Title:	CEO, Complexa

Address for Notices		Address for Notices
The UAB Research Foundation Attention: The Chief Executive Officer 701 20th Street South, AB 770 Birmingham, Alabama 35233		Complexa, Inc. 100 Technology Drive Suite 400 Pittsburgh, PA 15219

With a copy to:
Raymond A. Miller, Esq. Pepper Hamilton LLP Suite 500 500 Grant St. Pittsburgh, PA 15219-2507